Exhibit 99.1

Plumas Bank Promotes Jeffrey T. Moore to Chief Credit Officer

QUINCY, California, February 21, 2019 — Plumas Bank, a subsidiary of Plumas Bancorp (NASDAQ:PLBC), has announced that Jeffrey T. Moore has been promoted to executive vice president, chief credit officer. Moore joined Plumas Bank in January 2018 as senior vice president, credit administrator.

In his new position, Moore is responsible for the overall management of the bank’s credit administration department, to ensure the efficient and accurate analysis of credit risk for new loan requests and existing lending relationships, as well as correct structuring for commercial loans including the underwriting and loan review analysis process. Moore will oversee all functions providing lending support, direction, credit information, loan policies, and procedures and processes, to ensure the overall quality of the bank’s loan portfolio.

Director, President and Chief Executive Officer, Andrew J. Ryback, stated, “Jeff's successful career, proven judgment and credit discipline make him an ideal choice for this role. His leadership experience in both the commercial line of business and credit function make Jeff a valuable addition to the executive leadership team.”

Retiring Executive Vice President, Chief Credit Officer, Kerry D. Wilson, commented, “Jeff’s critical strategic planning skills and extensive managerial experience make him a seamless fit for this position. I have full confidence that Jeff will be a great resource to the executive team and will continue to make a significant and positive impact on our Company.”

Moore brings 38 years of banking experience to his new role. Prior to joining Plumas Bank in 2018, Moore was the Chief Credit Officer and Chief Operating Officer of Community 1st Bank. Prior to that, he was the Chief Credit Officer for Five Star Bank.

A northern California native, Moore graduated with a Bachelor of Science degree in Managerial Economics from the University of California, Davis and he is also a 1999 graduate of the Pacific Coast Banking School. Moore is an active community volunteer as a 23-year member of the Auburn Gold Country Rotary Club.

About Plumas Bank

Founded in 1980, Plumas Bank is a locally owned and managed full-service community bank headquartered in Northeastern California. The Bank operates thirteen branches: eleven located in the California counties of Placer, Nevada, Plumas, Lassen, Modoc and Shasta and two branches in Nevada in the counties of Washoe and Carson City. The Bank also operates four loan production offices: three located in the California Counties of Placer, Butte, and Tehama, and one located in the Oregon County of Klamath. Plumas Bank offers a wide range of financial and investment services to consumers and businesses and has received nationwide Preferred Lender status with the United States Small Business Administration. For more information, please visit our website at www.plumasbank.com.

Contact:

Elizabeth Kuipers

Vice President, Marketing Manager &

Investor Relations Officer

Plumas Bank

35 S. Lindan Ave.

Quincy, CA 95971

Ph: 530.283.7305 x8912

Fax: 530.283.9665

elizabeth.kuipers@plumasbank.com

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